AGREEMENT AND PLAN OF MERGER


                           DATED AS OF AUGUST 25, 1996


                                 By and Between



                                  CONSECO, INC.



                                       and



                         AMERICAN TRAVELLERS CORPORATION


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                                TABLE OF CONTENTS

                                                                                                               Page


                                    ARTICLE I
                  THE MERGER....................................................................................  1
                  1.1      The Merger...........................................................................  1
                  1.2      Closing..............................................................................  1
                  1.3      Effective Time.......................................................................  2
                  1.4      Articles of Incorporation............................................................  2
                  1.5      By-Laws..............................................................................  2
                  1.6      Directors............................................................................  2
                  1.7      Officers.............................................................................  2
                  1.8      Conversion of Shares.................................................................  2
                  1.9      Exchange of Certificates.............................................................  4
                  1.10     Conseco Substituted under Indenture and Debentures...................................  7

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................................  7
                  2.1      Organization, Standing and Corporate Power...........................................  7
                  2.2      Capital Structure....................................................................  8
                  2.3      Authority; Noncontravention..........................................................  9
                  2.4      SEC Documents........................................................................ 10
                  2.5      Absence of Certain Changes or Events................................................. 11
                  2.6      Absence of Changes in Benefit Plans.................................................. 11
                  2.7      Benefit Plans........................................................................ 12
                  2.8      Taxes................................................................................ 12
                  2.9      No Excess Parachute Payments; Section 162(m) of
                           the Code............................................................................. 13
                  2.10     Voting Requirements.................................................................. 14
                  2.11     Compliance with Applicable Laws...................................................... 14
                  2.12     Opinion of Financial Advisor......................................................... 15
                  2.13     Brokers.............................................................................. 15

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF CONSECO .................................................... 15
                  3.1      Organization, Standing and Corporate Power........................................... 15
                  3.2      Conseco Capital Structure............................................................ 16
                  3.3      Authority; Noncontravention.......................................................... 17
                  3.4      SEC Documents........................................................................ 18
                  3.5      Absence of Certain Changes or Events................................................. 18
                  3.6      Compliance with Applicable Laws...................................................... 19
                  3.7      Brokers.............................................................................. 20
                  3.8      Voting Requirements.................................................................. 20

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                                   ARTICLE IV
                  ADDITIONAL AGREEMENTS......................................................................... 20
                  4.1      Preparation of Form S-4 and the Joint Proxy
                           Statement; Information Supplied...................................................... 20
                  4.2      Meetings of Stockholders............................................................. 21
                  4.3      Letter of the Company's Accountants.................................................. 22
                  4.4      Letter of Conseco's Accountants...................................................... 22
                  4.5      Access to Information; Confidentiality............................................... 22
                  4.6      Best Efforts......................................................................... 23
                  4.7      Public Announcements................................................................. 23
                  4.8      Acquisition Proposals................................................................ 23
                  4.9      Fiduciary Duties..................................................................... 24
                  4.10     Consents, Approvals and Filings...................................................... 25
                  4.11     Certain Fees......................................................................... 25
                  4.12     Affiliates and Certain Stockholders.................................................. 26
                  4.13     NYSE Listing......................................................................... 27
                  4.14     Stockholder Litigation............................................................... 27
                  4.15     Indemnification...................................................................... 27
                  4.16     Financing ........................................................................... 27
                  4.17     Stock Options........................................................................ 27
                  4.18     Employment Agreements................................................................ 28
                  4.19     Officers' Certificates Relating to Tax Treatment..................................... 28
                  4.20     Supplemental Indenture; Other Actions................................................ 28
                  4.21     Severance and Other Payments......................................................... 29

                                    ARTICLE V

                  COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER..................................... 29
                  5.1      Conduct of Business by the Company................................................... 29
                  5.2      Conduct of Business by Conseco....................................................... 32
                  5.3      Other Actions ....................................................................... 33
                  5.4      Certificates......................................................................... 33
                  5.5      Investment Advisory Agreements ...................................................... 34

                                   ARTICLE VI

                  CONDITIONS PRECEDENT.......................................................................... 34
                  6.1      Conditions to Each Party's Obligation To Effect
                           the Merger........................................................................... 34
                  6.2      Conditions to Obligations of Conseco ................................................ 36
                  6.3      Conditions to Obligation of the Company.............................................. 37

                                   ARTICLE VII

                  TERMINATION, AMENDMENT AND WAIVER............................................................. 38
                  7.1      Termination.......................................................................... 38
                  7.2      Effect of Termination................................................................ 38
                  7.3      Amendment............................................................................ 39
                  7.4      Extension; Waiver.................................................................... 39
                  7.5      Procedure for Termination, Amendment,   Extension
                           or Waiver............................................................................ 39

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                                  ARTICLE VIII

                  SURVIVAL OF PROVISIONS........................................................................ 40
                  8.1      Survival............................................................................. 40

                                   ARTICLE IX

                  NOTICES....................................................................................... 40
                  9.1      Notices.............................................................................. 40

                                    ARTICLE X

                  MISCELLANEOUS................................................................................. 41
                  10.1      Entire Agreement.................................................................... 41
                  10.2      Expenses............................................................................ 41
                  10.3      Counterparts ....................................................................... 41
                  10.4      No Third Party Beneficiary.......................................................... 41
                  10.5      Governing Law....................................................................... 42
                  10.6      Assignment; Binding Effect.......................................................... 42
                  10.7      Enforcement........................................................................  42
                  10.8      Headings, Gender, etc............................................................... 42
                  10.9      Invalid Provisions.................................................................. 43



                                                   iii
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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of August 25, 1996 by and between CONSECO, INC., an Indiana corporation ("Conseco"), and AMERICAN TRAVELLERS CORPORATION, a Pennsylvania corporation (the "Company").

                                    PREAMBLE

         WHEREAS, the respective Boards of Directors of Conseco and the Company have approved the merger of the Company with and into Conseco, upon the terms and subject to the conditions set forth herein; and

         WHEREAS,   Conseco   and   the   Company   desire   to   make   certain
representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as such term is defined in Section 1.3 hereof), the Company shall be merged with and into Conseco (the "Merger"), in a transaction intended to qualify as a tax-free reorganization under Section 368(a)(1) (A) of the Internal Revenue Code of 1986, as amended (the "Code"), in accordance with the Indiana Business Corporation Law (the "IBCL Code") and the Pennsylvania Business Corporation Law (the "Pennsylvania Code") and the separate corporate existence of the Company shall cease and Conseco shall continue as the surviving corporation under the laws of the State of Indiana (the "Surviving Corporation") with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the IBCL. The Merger shall have the effects set forth in the IBCL and the Pennsylvania Code.

         1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the closing of the Merger (the "Closing") will take place at 9:00 a.m. on the second business day following the date on which the

                                                         1

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last to be fulfilled or waived of the  conditions  set forth in Article VI shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the office of Conseco in Carmel, Indiana, unless another date, time or place is agreed to in writing by the parties hereto.

         1.3 Effective Time. The parties hereto will file with the Secretary of State of the State of Indiana (the "Indiana Secretary of State") and the Secretary of State of the Commonwealth of Pennsylvania (the "Pennsylvania Secretary of State") on the date of the Closing (or on such other date as Conseco and the Company may agree) articles of merger or other appropriate documents, executed in accordance with the relevant provisions of the IBCL and the Pennsylvania Code, and make all other filings or recordings required under the IBCL and the Pennsylvania Code in connection with the Merger. The Merger shall become effective upon the filing of the articles of merger with the Indiana Secretary of State and the Pennsylvania Secretary of State, or at such later time as is specified in the articles of merger (the "Effective Time").

         1.4 Articles of Incorporation. The Articles of Incorporation of Conseco, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

         1.5 By-Laws. The By-Laws of Conseco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law.

         1.6 Directors. The directors of Conseco at the Effective Time shall be the directors of the Surviving Corporation.

         1.7 Officers. The officers of Conseco at the Effective Time shall be the officers of the Surviving Corporation.

         1.8 Conversion of Shares. (a) Outstanding Shares. Each of the shares of common stock, $.01 par value, of the Company (the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares held as treasury shares by the Company or Dissenting Shares (as defined below)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a right to receive (i) if the Conseco Share Price (as defined below) is greater than or equal to $42.25 per share and less than or equal to $46.25 per share, .7574 of a validly issued, fully paid and nonassessable share of common stock, without par value, of Conseco ("Conseco Common Stock"), (ii) if the Conseco Share Price is less than $42.25 per share, the fraction (rounded to the nearest ten-thousandth of a share) of a share (or such fraction and whole number, as the case may

                                                         2

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be) of Conseco Common Stock  determined by dividing  $32.00 by the Conseco Share
Price or (iii) if the Conseco Share Price is greater than $46.25 per share, the fraction (rounded to the nearest ten-thousandth of a share) of a share of Conseco Common Stock determined by dividing $35.03 by the Conseco Share Price. The "Conseco Share Price" shall be equal to the average of the closing prices of the Conseco Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in The Wall Street Journal, for the 10 trading days immediately preceding the second trading day prior to the Effective Time. The Conseco Common Stock to be issued to holders of Shares in accordance with this Section and any cash to be paid in accordance with Section
1.9 in lieu of fractional shares of Conseco Common Stock are referred to collectively as the "Merger Consideration."

         (b) Treasury Shares. Each Share issued and outstanding immediately prior to the Effective Time which is then held as a treasury share by the Company or any of its subsidiaries immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, be canceled and retired and cease to exist, without any conversion thereof.

         (c) Impact of Stock Splits, etc. In the event of any change in Conseco Common Stock between the date of this Agreement and the Effective Time of the Merger by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number and class of shares of Conseco Common Stock to be issued and delivered in the Merger in exchange for each outstanding Share as provided in this Agreement and the calculation of all share prices provided for in this Agreement shall be proportionately adjusted.

         (d) Company Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are held by the Company shareholders who shall have effectively dissented from the Merger and perfected their dissenters' rights in accordance with the provisions of Section 1571 et seq. of the Pennsylvania Code (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but the holders thereof shall be entitled to payment from the Surviving Corporation of the appraised value of such shares in accordance with the provisions of Section 1571 et seq. of the Pennsylvania Code; provided, however, that if any such holder shall have failed to perfect such dissenters' rights or shall have effectively withdrawn or lost such rights, his or her outstanding Shares shall thereupon be converted into and exchangeable for, as if completed at the Effective Time, the Merger Consideration, as determined and paid in the manner set forth in this Agreement, without any interest thereon. The

                                                         3

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Company  shall  give  Conseco  (i) prompt  notice of any  notice or demands  for payment  for  Dissenting  Shares  pursuant  to  Section  1571  et  seq.  of  the
Pennsylvania   Code  received  by  the  Company  and  (ii)  the  opportunity  to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Conseco, make any payment with respect to, settle, offer to settle or otherwise negotiate, any such demands.

         (e) Treatment of Company Stock Options. (i) At the Effective Time each outstanding unexpired stock option ("Company Stock Option") to purchase Shares which have been granted pursuant to the Company's 1987 Stock Option Plan, 1989 Stock Option Plan, 1993 Stock Option Plan, 1995 Stock Option Plan or 1996 Stock Option Plan, as amended to the date hereof (the "Company Stock Option Plans") shall be deemed disposed to the Company in accordance with final Rule 16b-3(e) as promulgated by the Securities and Exchange Commission ("SEC") pursuant to Release 34-37260 (May 31, 1996) and then converted automatically into an option to purchase, for the same aggregate consideration payable to exercise such Company Stock Options, the number of shares of Conseco Common Stock which the holder would have been entitled to receive at the Effective Time if such Company Stock Options had been fully vested and exercised for shares prior to the Effective Time, but otherwise on the same terms and conditions as were applicable under the Company Stock Option Plan and the underlying stock option agreement except as provided in subsections (ii) and (iii) below.

                  (ii) Except as provided in subsection (iii) below, each Company Stock Option, if not then vested, will vest in full at the earlier of
(x) the expiration of three months after the Effective Time or (y) termination by Conseco of the employment of the holder of such Company Stock Option.

                  (iii) Each Company Stock Option held by a non-employee director of the Company, if not then vested, will vest in full at the Effective Time.

         1.9 Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Conseco shall deposit with its transfer agent and registrar (the "Exchange Agent"), for the benefit of the holders of Shares, certificates representing the shares of Conseco Common Stock to be issued to holders of Shares pursuant to
Section 1.8(a) (such certificates, together with any dividends or distributions with respect to such certificates, being hereinafter referred to as the "Payment Fund").

         (b) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented Shares shall, upon surrender to the Exchange Agent of such certificate or
                                                         4
certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate representing that number of whole shares of Conseco Common Stock (and cash in lieu of fractional shares of Conseco Common Stock as contemplated by this Section 1.9) which the aggregate number of Shares previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 1.8(a) of this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the consideration to be paid in the Merger (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Shares and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 1.9(b), each certificate representing Shares (other than certificates representing Shares to be canceled in accordance with Section 1.8(b) and other than Dissenting Shares), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable with respect to such Shares, without any interest thereon, as contemplated by Section 1.8. No interest will be paid or will accrue on any cash payable as Merger Consideration.

         (c) Letter of Transmittal. Promptly after the Effective Time (but in no event more than five business days thereafter), the Surviving Corporation shall require the Exchange Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented Shares which have been converted pursuant to Section 1.8, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled therefor pursuant to
Section 1.8.

         (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Conseco Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate that immediately prior to the Effective Time represented Shares which have been converted pursuant to Section 1.8, until the surrender for exchange of such certificate in accordance with this Article I. Following surrender for exchange of any such certificate, there shall be paid to the holder of such certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole shares of Conseco Common Stock into which the Shares represented by such certificate immediately prior to the Effective Time were converted pursuant to Section 1.8, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole shares of Conseco Common Stock.

         (e) No Further Ownership Rights in Shares. The Merger Consideration paid upon the surrender for exchange of certificates representing Shares in accordance with the terms of this Article I shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by the Company on such Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

         (f) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Conseco Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented Shares which have been converted pursuant to Section 1.8, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Conseco.

         (ii) Notwithstanding any other provisions of this Agreement, each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Conseco Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Conseco Common Stock multiplied by the Conseco Share Price.

         (g) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing Shares for 120 days after the Effective Time shall be delivered to Conseco, upon demand, and any holders of Shares who have not theretofore complied with this Article I shall thereafter look only to Conseco and only as general creditors thereof for payment of their claim for any Merger

Consideration and any dividends or distributions with respect to Conseco Common Stock.

         (h) No Liability. Neither Conseco nor the Exchange Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.3)), any such cash, shares, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         1.10 Conseco Substituted under Indenture and Debentures. As of the Effective Time, Conseco shall succeed to, be substituted for, and assume all obligations of, and may exercise every right and power of, the Company under the Indenture (the "Indenture") governing the 6.5% Convertible Subordinated Debentures due October 1, 2005 (the "Debentures") by and between the Company and American Bank, National Association with the same effect as if Conseco had been named therein as the Company. As of the Effective Time, Conseco shall assume all the obligations of the Company pursuant to the Debentures.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Conseco and as follows:

         2.1 Organization, Standing and Corporate Power. Each of the Company and each Significant Subsidiary of the Company (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each Significant Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. The Company has delivered to Conseco complete and correct copies of its Certificate of Incorporation and By-laws, as amended to the date of this Agreement. For purposes of this Agreement, a "Significant Subsidiary" of the Company means each of American Travellers Life

Insurance Company, United General Life Insurance Company, and any other subsidiary of the Company that would constitute a Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

         2.2 Capital Structure. The authorized capital stock of the Company consists of (i) 50,000,000 Shares and (ii) 5,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"). At the close of business on August 23, 1996: (i) 16,281,432 Shares were issued and outstanding, 2,668,826 Shares were reserved for issuance pursuant to outstanding Company Stock Options and 6,824,790 Shares were reserved for issuance upon conversion of the Debentures; and (ii) no shares of Preferred Stock were issued and outstanding. Except as set forth above, at the close of business on August 23, 1996, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Option Plans or any outstanding Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for $103,500,000 of 6.5% Convertible Subordinated Debentures due October 1, 2005, no bonds, debentures, notes or other indebtedness of the Company or any Significant Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company or any Significant Subsidiary of the Company may vote are issued or outstanding. Except as disclosed in Section 2.2 of the Disclosure Schedule dated the date hereof and delivered by the Company to Conseco concurrently herewith (the "Disclosure Schedule"), all the outstanding shares of capital stock of each Significant Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by one or more subsidiaries of the Company or by the Company and one or more such subsidiaries, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") except as may be provided by law. Except as set forth above or in Section 2.2 of the Disclosure Schedule, neither the Company nor any Significant Subsidiary of the Company has any outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates the Company or any Significant Subsidiary of the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the Company or any Significant Subsidiary of the Company or (ii) restricts the transfer of Shares. The Company has delivered to Conseco a complete and correct copy of the Rights Agreement dated as of April 25, 1990, as amended to the date of this Agreement (the "Rights Agreement").

         2.3 Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its stockholders as set forth in Section 6.1(a) with respect to the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the approval of its stockholders as set forth in Section 6.1(a). A majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, affiliates or associates of Conseco, after receiving advice from one or more investment banking firms, have determined that the price and terms of the conversion of the Shares are (a) at a price which is fair to the stockholders of the Company and (b) otherwise in the best interests of the Company and its stockholders. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Conseco, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as disclosed in Section 2.3 of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Certificate of Incorporation or By-laws of the Company or the comparable documents of any Significant Subsidiary of the Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made, is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Merger, (ii) the filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 2.3 of the Disclosure Schedule, (iii) the filing with the SEC of (x) a proxy statement relating to the approval by the stockholders of the Company of the Merger (such proxy statement, together with the proxy statement relating to the approval of the issuance of Conseco Common Stock in the Merger by an affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Conseco Common Stock and Conseco PRIDES (as hereinafter defined) present, or represented, and entitled to vote thereon at the meeting to be called therefor (the "Conseco Stockholder Approval"), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and (y) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the articles of merger with the Pennsylvania Secretary of State and the Indiana Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.3 of the Disclosure Schedule and (vi) any applicable filings under state anti-takeover laws.

         2.4 SEC Documents. (i) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"); (ii) as of their respective dates, the SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

         2.5 Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or in Section 2.5 of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any change which would have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock, (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any executive officer or other employee of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any such executive officer or other employee of any increase in severance or termination pay, except in the ordinary course of business consistent with prior practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer or other employee or (v) any change in accounting methods, principles or practices by the Company or any of its subsidiaries materially affecting its assets, liability or business, except insofar as may have been required by a change in generally accepted accounting principles.

         2.6 Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents or in Section 2.6 of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any Benefit Plan (as defined in Section 2.7). Except as disclosed in the Filed SEC Documents or in Section 2.6 of the Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

         2.7 Benefit Plans. (i) Each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (hereinafter a "Welfare Plan"), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company and its subsidiaries for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or any of its subsidiaries (all the foregoing being herein called "Benefit Plans") has been administered in accordance with its terms and all applicable laws and regulations. All required contributions to the Benefit Plans have been made. The Company, its subsidiaries and all the Benefit Plans are in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), all other applicable laws and all applicable collective bargaining agreements.

         (ii) None of the Company or any other person or entity that together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") has incurred any liability to a Pension Plan covered by Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due) which liability has not been fully paid as of the date hereof.

         (iii) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

         2.8  Taxes.  Except as disclosed in Section 2.8 of the Disclosure
Schedule,

         (i) Each of the Company and its subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually and in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. All tax returns filed by the Company and each of its subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company and each of its subsidiaries has paid (or the Company has paid on the subsidiaries' behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

         (ii) No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, and, except as set forth on Section 2.8 of the Disclosure Schedule, no requests for waivers of the time to assess any such taxes have been granted or are pending. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service, or the statute of limitations on assessment or collection of any Federal income taxes due from the Company or any of its subsidiaries has expired, through such taxable years as are set forth in Section
2.8 of the Disclosure Schedule.

         (iii) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, premium, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever and any interest, penalties and additions to taxes relating thereto.

         2.9 No Excess Parachute Payments; Section 162(m) of the Code. (i) Except as disclosed in Section 2.9 of the Disclosure Schedule, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

         (ii) Except as disclosed in Section 2.9 of the Disclosure Schedule, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any subsidiary of the Company under any contract, Benefit Plan, program, arrangement or understanding currently in effect.

         2.10 Voting Requirements. The affirmative vote of a majority of the votes cast by the holders of the Shares entitled to vote thereon at the Stockholders Meeting with respect to the approval of the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

         2.11 Compliance with Applicable Laws. (i) Each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit. Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity. Except as disclosed in the Filed SEC Documents or Section 2.11 of the Disclosure Schedule and except for routine examinations by state Governmental Entities charged with supervision of insurance companies ("Insurance Regulators"), as of the date of this Agreement, to the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened.

         (ii) The Annual Statements (including without limitation the Annual Statements of any separate accounts) for the year ended December 31, 1995, together with all exhibits and schedules thereto, and financial statements relating thereto, and any actuarial opinion, affirmation or certification filed in connection therewith, and the Quarterly Statements for the periods ended after January 1, 1996, together with all exhibits and schedules thereto, with respect to each subsidiary of the Company that is a regulated insurance company (an "Insurance Company"), in each case as filed with the applicable Insurance Regulator of its jurisdiction of domicile, were prepared in conformity with statutory accounting practices prescribed or permitted by such Insurance Regulator applied on a consistent basis ("SAP"), present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Insurance Company at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Insurance Company for each of the periods then ended, and were correct in all material respects when filed and there were no material omissions therefrom when filed. No deficiencies or violations material to the financial condition or operations of any Insurance Company have been asserted in writing by any Insurance Regulator which have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator and which have not been disclosed in writing to Conseco prior to the date of this Agreement.

         2.12 Opinion of Financial Advisor. The Company has received the opinion of Donaldson, Lufkin & Jenrette Securities Corp. ("DLJ"), dated the date hereof, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders.

         2.13 Brokers. Except with respect to DLJ, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with Conseco, without the intervention of any person on behalf of the Company in such manner as to give rise to any valid claim by any person against Conseco, the Company or any subsidiary for a finder's fee, brokerage commission, or similar payment. The Company has provided Conseco with a true and complete copy of the agreement between the Company and DLJ, and the Company has no other agreements or understandings (written or oral) with respect to such services.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF CONSECO

         Conseco hereby represents and warrants to the Company as follows:

         3.1 Organization, Standing and Corporate Power. Each of Conseco and each Significant Subsidiary of Conseco (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Conseco and each Significant Subsidiary of Conseco is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Conseco has delivered to the Company complete and correct copies of its Articles of Incorporation and By-laws, as amended to the date of this Agreement. For purposes of this Agreement, a "Significant Subsidiary" of Conseco means any subsidiary of Conseco that would constitute a Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

         3.2 Conseco Capital Structure. The authorized capital stock of Conseco consists of 500,000,000 shares of Conseco Common Stock and 20,000,000 shares of preferred stock, without par value. At the close of business on August 23, 1996,
(i) 58,416,433 shares of Conseco Common Stock, 5,264,767 shares of $3.25 Series D Cumulative Convertible Preferred Stock of Conseco (the "Conseco Series D Preferred Stock") and 4,369,700 shares of Preferred Redeemable Increased Dividend Equity Securities of Conseco (the "Conseco PRIDES") were issued and outstanding (net of treasury shares or shares held by subsidiaries), (ii) 13,721,689 shares of Conseco Common Stock were reserved for issuance pursuant to outstanding options to purchase shares of Conseco Common Stock and other benefits  granted under  Conseco's  benefit plans (the "Conseco  Stock  Plans"),
(iii) 8,258,314 shares of Conseco Common Stock were reserved for issuance upon conversion of the Conseco Series D Preferred Stock and (iv) 8,739,400 shares of Conseco Common Stock were reserved for issuance upon conversion of the Conseco PRIDES. Except (x) as set forth above, (y) for outstanding options to purchase an aggregate of 1,105,550 shares of Bankers Life Holding Corporation under its Stock Option Plan and (z) with respect to stock units awarded under the Conseco Stock Option Plans, at the close of business on August 23, 1996, no shares of capital stock or other voting securities of Conseco were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Conseco are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of Conseco or any Significant Subsidiary of Conseco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Conseco or any Significant Subsidiary of Conseco may vote are issued or outstanding. All the outstanding shares of capital stock of each Significant Subsidiary of Conseco have been validly issued and are fully paid and nonassessable and, except as set forth in the Filed Conseco SEC Documents (as defined in Section 3.4), are owned by Conseco, free and clear of all Liens. Except as set forth above or in the Filed Conseco SEC Documents, neither Conseco nor any Significant Subsidiary of Conseco has any outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates Conseco or any Significant Subsidiary of Conseco to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Conseco or any Significant Subsidiary of Conseco or (ii) restricts the transfer of Conseco Common Stock.

         3.3 Authority; Noncontravention. Conseco has all requisite corporate power and authority to enter into this Agreement and, subject to the Conseco Stockholder Approval with respect to the issuance of Conseco Common Stock in the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Conseco and the consummation by Conseco of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Conseco, subject, in the case of the issuance of Conseco Common Stock in the Merger, to the Conseco Stockholder Approval. This Agreement has been duly executed and delivered by and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of Conseco, enforceable against Conseco in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the Articles of Incorporation or By-laws of Conseco, or the comparable documents of any Significant Subsidiary of Conseco, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Conseco or any of its subsidiaries is a party or by which Conseco or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Conseco in connection with the execution and delivery of this Agreement by Conseco or the consummation by Conseco of any of the transactions contemplated by this Agreement, except for
(i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) the filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 2.3 of the Disclosure Schedule, (iii) the filing with the SEC of the registration statement on Form S-4 to be filed with the SEC by Conseco in connection with the issuance of

Conseco Common Stock in the Merger (the "Form S-4"), the Joint Proxy Statement relating to the Conseco Stockholder Approval and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the filing of the articles of merger with the Indiana Secretary of State and the Pennsylvania Secretary of State, and appropriate documents with the relevant authorities of the other states in which the Company is qualified to do business, (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.3 of the Disclosure Schedule and (vi) any applicable filings under state anti-takeover laws.

         3.4 SEC Documents. Conseco and its subsidiaries have filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "Conseco SEC Documents"). As of their respective dates, the Conseco SEC Documents complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Conseco SEC Documents, and none of the Conseco SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Conseco included in the Conseco SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S- X) and fairly present, in all material respects, the consolidated financial statements of Conseco and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

         3.5 Absence of Certain Changes or Events. Except as disclosed in the Conseco SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Conseco SEC Documents") or in Section 3.5 of a Disclosure Schedule dated the date hereof and delivered concurrently herewith by Conseco to the Company (the "Conseco Disclosure Schedule"), since the date of the most recent audited financial statements included in the Filed Conseco SEC Documents, Conseco has conducted its business only in the ordinary course, and there has not been (i) any change which would have a material adverse effect on the business, financial condition or results of operations of Conseco and its subsidiaries, taken as a whole, (ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Conseco's outstanding capital stock (other than the payment of cash dividends of $.02 per share on July 1, 1996, and the declaration of a cash dividend payable October 1, 1996 of $.0625 per share, on Conseco Common Stock and regular cash dividends on the Conseco Series D Preferred Stock and the Conseco PRIDES, in each case in accordance with usual record and payment dates and in accordance with Conseco's dividend policy and Articles of Incorporation at the date of such payment), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iv) any change in accounting methods, principles or practices by Conseco materially affecting its assets, liabilities or business, except as may have been required by a change in generally accepted accounting principles.

         3.6 Compliance with Applicable Laws. (i) Each of Conseco and its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit. Except as disclosed in the Filed Conseco SEC Documents, Conseco and its subsidiaries are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity. Except as disclosed in the Filed Conseco SEC Documents and except for routine examinations by state Governmental Entities charged with supervision of insurance companies ("Insurance Regulators"), as of the date of this Agreement, to the knowledge of Conseco, no investigation by any Governmental Entity with respect to Conseco or any of its subsidiaries is pending or threatened.

         (ii) The Annual Statements (including without limitation the Annual Statements of any separate accounts) for the year ended December 31, 1995, together with all exhibits and schedules thereto, and any actuarial opinion, affirmation or certification filed in connection therewith, and the Quarterly Statements for the periods ended after January 1, 1996, together with all exhibits and schedules thereto, with respect to each subsidiary of Conseco that is an Insurance Company, in each case as filed with the applicable Insurance Regulator of its jurisdiction of domicile, were prepared in conformity with, present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Insurance Company at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Insurance Company for each of the periods then ended, and were correct in all material respects when filed and there were no material omissions therefrom when filed. No deficiencies or violations material to the financial condition or operations of any Insurance Company have been asserted in writing by any Insurance Regulator which have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator and which have not been disclosed in writing to the Company prior to the date of this Agreement.

         3.7 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Conseco directly with the Company, without the intervention of any person on behalf of Conseco in such manner as to give rise to any valid claim by any person against the Company or any of the Subsidiaries for a finder's fee, brokerage commission, or similar payment.

         3.8 Voting Requirements. The affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Common Stock and Conseco PRIDES present, or represented, and entitled to vote thereon at the Conseco Stockholders Meeting with respect to the issuance of shares of Conseco Common Stock in the Merger is the only vote of the holders of any class or series of Conseco's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.


                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

         4.1 Preparation of Form S-4 and the Joint Proxy Statement; Information Supplied.

         (a) As soon as practicable following the date of this Agreement, the Company and Conseco shall prepare and file with the SEC the Joint Proxy Statement and Conseco shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Conseco shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its best efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders, and Conseco will use its best efforts to cause the Joint Proxy Statement to be mailed to Conseco's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Conseco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Conseco Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Common Stock as may be reasonably requested in connection with any such action.

         (b) The Company agrees that none of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 4.2), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except with respect to statements made or incorporated by reference therein based on information supplied by Conseco specifically for inclusion or incorporated by reference in the Joint Proxy Statement.

         (c) Conseco agrees that none of the information supplied or to be supplied by Conseco specifically for inclusion or incorporation by reference in
(i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to Conseco's stockholders or at the time of the Conseco Stockholders Meeting (as defined in Section 4.2), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except with respect to statements made or incorporated by reference in either the Form S-4 or the Joint Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

         4.2 Meetings of Stockholders. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene a meeting of its stockholders (the "Stockholders Meeting") to consider and vote upon the approval of the Merger. Conseco will take all action necessary in accordance with applicable law and its Articles of Incorporation and By-laws to convene a meeting of its stockholders (the "Conseco Stockholders Meeting") to consider and vote upon the approval of the issuance of Conseco Common Stock in the Merger. Subject to Section 4.9 hereof in the case of the Company, the Company and Conseco will, through their respective Boards of Directors, recommend to their respective stockholders approval of the foregoing matters. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 4.9, its obligations pursuant to the first sentence of Section 4.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 4.8) or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. Conseco and the Company will use their best efforts to hold the Stockholders Meeting and the Conseco Stockholders Meeting on the same day and use best efforts to hold such Meetings and (except in the case of the Company, subject to
Section 4.9 hereof) to obtain the favorable votes of their respective stockholders as soon as practicable after the date hereof.

         4.3 Letter of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to Conseco a letter of Arthur Andersen LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of Arthur Andersen LLP, dated a date within two business days before the Closing Date, addressed to Conseco, in form and substance reasonably satisfactory to Conseco and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S- 4.

         4.4 Letter of Conseco's Accountants. Conseco shall use its best efforts to cause to be delivered to the Company a letter of Coopers & Lybrand L.L.P., Conseco's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of Coopers & Lybrand L.L.P., dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         4.5 Access to Information; Confidentiality. Upon reasonable notice, each of the Company and Conseco shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, counsel, financial
                                                        22
advisors and other representatives of such other party reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Conseco shall, and shall cause each of its respective subsidiaries to, furnish as promptly as practicable to the other party such information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, Conseco will hold, and will cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from the Company in confidence to the extent required by, and in accordance with, the provisions of the letter dated August 14, 1996, between Conseco and the Company (the "Confidentiality Agreement"). Except as required by law, the Company will hold, and will cause its directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from Conseco in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

         4.6 Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

         4.7 Public Announcements. Conseco and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or NASDAQ.

         4.8 Acquisition Proposals. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below); provided, however, that nothing contained in this Section
4.8 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal if, and only to the extent that (A) the Board of Directors of the Company, after consultation with and based upon the advice of outside counsel, determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law and (B) prior to taking such action, the Company (x) provides reasonable notice to Conseco to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form. Notwithstanding anything in this Agreement to the contrary, the Company shall promptly advise Conseco orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. The Company will keep Conseco fully informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any Significant Subsidiary of the Company, or any purchase of all or any significant portion of the assets of the Company or any Significant Subsidiary of the Company, or any equity interest in the Company or any Significant Subsidiary of the Company, other than the transactions contemplated hereby.

         4.9 Fiduciary  Duties.  The Board of Directors of the Company shall not
(i) withdraw or modify, in a manner materially adverse to Conseco, the approval or recommendation by such Board of Directors of this Agreement or the Merger,
(ii) approve or recommend an Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal, unless the Company receives an Acquisition Proposal and the Board of Directors of the Company determines in good faith, following consultation with outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Board of Directors to withdraw or modify, in a manner materially adverse to Conseco, its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal, enter into an agreement with respect to such Acquisition Proposal or terminate this Agreement. In the event the Board of Directors of the Company takes any of the foregoing actions, the Company shall, concurrently with the taking of any such action, pay to Conseco the Section 4.11 Fee pursuant to
Section 4.11. Nothing contained in this Section 4.9 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith reasonable judgment of the Board of Directors of the Company based on the advice of outside counsel, is required under applicable law; provided that, subject to the provisions of the first sentence of this Section, the Company does not withdraw or modify, in a manner materially adverse to Conseco, its position with respect to the Merger or approve or recommend an Acquisition Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 4.9 shall not constitute a breach of this Agreement by the Company.

         4.10 Consents, Approvals and Filings. The Company and Conseco will make and cause their respective subsidiaries to make all necessary filings, as soon as practicable, including, without limitation, those required under the HSR Act, the Securities Act, the Exchange Act, and applicable state insurance laws in order to facilitate prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, the Company and Conseco will each use their best efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement. Each of the Company and Conseco shall use best efforts to promptly provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request. Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement and shall make such revisions thereto as reasonably requested by such other party. Each party shall provide to the other party the opportunity to participate in all meetings and material conversations with Governmental Entities.

         4.11 Certain Fees. (a) The Company shall pay to Conseco upon demand $20 million (the "Section 4.11 Fee"), payable in same-day funds, if a bona fide
Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company (or the willingness of any person to make such an Acquisition Proposal is publicly disclosed or communicated to the Company) and the Board of Directors of the Company, in accordance with Section 4.9, withdraws or modifies in a manner materially adverse to Conseco its approval or recommendation of this Agreement or the Merger, approves or recommends such Acquisition Proposal, enters into an agreement with respect to such Acquisition Proposal, or terminates this Agreement.

         (b) Unless Conseco is materially in breach of this Agreement or is unable to satisfy the condition of Section 6.3(a) hereof, the Company shall pay to Conseco upon demand an amount, not to exceed $2,000,000, to reimburse Conseco for its Expenses (as such term is defined in subparagraph (d) of this Section 4.11), payable in same-day funds, if the requisite approval of the Company's stockholders for the Merger is not obtained (other than the circumstances specified in Section 4.11(a) hereof) and all other conditions contained in
Section 6.1 of this Agreement have been satisfied, waived or, with respect to any condition not then satisfied, it is substantially likely that such condition will be satisfied on or before March 31, 1997, through the exercise of best efforts to procure the satisfaction thereof.

         (c) Unless the Company is materially in breach of this Agreement or is unable to satisfy the condition of Section 6.2(a) hereof, Conseco shall pay to the Company upon demand, an amount, not to exceed $2,000,000, to reimburse the Company for its Expenses, payable in same-day funds, if the requisite approval of Conseco's stockholders for the Merger is not obtained and all other conditions contained in Section 6.1 of this Agreement have been satisfied, waived or, with respect to any condition not then satisfied, it is substantially likely that such condition will be satisfied on or before March 31, 1997, through the exercise of best efforts to procure the satisfaction thereof.

         (d) For purposes of this Section 4.11, "Expenses" shall mean all documented out-of-pocket fees and expenses incurred or paid by or on behalf of Conseco or the Company, as the case may be, to third parties in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all bank fees, financing fees, printing costs and reasonable fees and expenses of counsel, investment banking firms, accountants, experts and consultants.

         4.12 Affiliates and Certain Stockholders. Prior to the Closing Date, the Company shall deliver to Conseco a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Conseco on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto. Conseco shall not be required to maintain the effectiveness of the Form S-4 or any other registration statement under the Securities Act for the purposes of resale of Conseco

Common Stock by such affiliates and the certificates representing Conseco Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this
Section 4.12.

         4.13 NYSE Listing. Conseco shall use its best efforts to cause the shares of Conseco Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

         4.14 Stockholder Litigation. The Company shall give Conseco the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Conseco's consent, which consent shall not be unreasonably withheld.

         4.15 Indemnification. (a) The certificate of incorporation and by-laws of each of the Company's subsidiaries shall contain the provisions with respect to indemnification set forth therein on the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its subsidiaries (the "Indemnified Parties") in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. Conseco agrees to indemnify the Indemnified Parties, but only to the extent that the Company would have been obligated to do so had it been the Surviving Corporation.

         (b) The provisions of this Section 4.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of Conseco.

         4.16 Financing. Conseco shall have funds available sufficient to repay when due all indebtedness outstanding under the Company's senior credit facility and to pay when due the aggregate Repurchase Payment (as defined in the Indenture) for any of the Debentures which are required to be repurchased by the Company in accordance with Section 11.1 of the Indenture.

         4.17 Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering a Company Stock Option Plan) shall adopt such resolutions or take such actions as may be required to adjust the terms of all outstanding Company Stock Options in accordance with Section 1.8(e) and shall make such other changes to the Company Stock Option Plans as it deems appropriate to give effect to the Merger (subject to the approval of Conseco, which shall not be unreasonably withheld). The parties agree that after the date hereof, except for the Company Stock Options outstanding on the date hereof and any changes thereto described in this Agreement or the Disclosure Schedule, no option, warrants or other rights of any kind to purchase capital stock of the Company shall be granted or made, under the Company Stock Plans or otherwise, and no amendment, repricing or other change to the outstanding Company Stock Options shall be made, without the prior written consent of Conseco, and any such grant, issuance, amendment, repricing or other change without Conseco's consent shall be null, void and unenforceable against Conseco.

         (b) Conseco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Conseco Common Stock for delivery upon exercise of the Company Stock Options. Prior to the Effective Time, Conseco shall have filed a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Conseco Common Stock subject to the Company Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as Company Stock Options remain outstanding.

         4.18 Employment Agreements. The Company shall enter into the employment agreements described in Section 4.18 of the Conseco Disclosure Schedule. Such employment agreements shall be subject to the approval of Conseco, which shall not be unreasonably withheld.

         4.19 Officers' Certificates Relating to Tax Treatment. Conseco shall provide to the Tax Opinion Provider (as defined in Section 6.3(c) hereof), a certificate in the form agreed to by Conseco dated the Closing Date and signed on behalf of Conseco by the chief executive officer and the chief financial officer of Conseco. The Company shall provide to the Tax Opinion Provider a certificate in the form agreed to by the Company dated the Closing Date and signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company.

         4.20 Supplemental Indenture; Other Actions. Prior to the Effective Time, Conseco shall execute and deliver to the Trustee, a supplemental indenture or indentures evidencing the succession of Conseco to the Company and meeting the requirements of the Indenture and the Company and Conseco shall take any and all other actions required by the Indenture to substitute Conseco for the Company under the Indenture and Debentures as of the Effective Time.

         4.21 Severance and Other Payments. If, after the Effective Time, the employment of employees (other than officers) of the Company are terminated, the Employee Severance Pay Plan of Conseco shall be applicable to such employees giving credit for service to the Company as service to Conseco. In addition, an aggregate of up to $2 million of additional severance pay may be paid to the following individuals in such manner and in such proportions as shall be determined from time to time by the Company's present chief executive office after consultation with the Chief Operations Officer of Conseco or his designee:

         (i) employees of the Company (other than officers) whose employment has been terminated by Conseco within 18 months after the Effective Time;

         (ii) outside actuarial consultants of the Company (other than officers) whose services are terminated by Conseco within 18 months after the Effective Time; and

         (iii) Ronald J. Holmer, Benedict J. Iacovetti, Ernest Iannucci and Wayne G. Vosik in order to satisfy such individuals' parachute payment tax liability pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended and the regulations thereunder; provided that no individual shall receive a payment in excess of $120,000.

                                    ARTICLE V

               COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO
                                     MERGER

         5.1 Conduct of Business by the Company. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them. In addition, the Company agrees on and after the Mailing Date (as defined in Section 5.4) to allow representatives of Conseco to have access to the management and other personnel of the Company so that Conseco can be fully informed at all times as to significant day-to-day executive, legal, financial, marketing and other operational matters involving the Company, its subsidiaries or their businesses. Prior to taking or approving any action during such time with respect to any such significant matters involving the Company, management of the Company will notify the representative of Conseco designated by Conseco for oversight of the functional area(s) involved with such decision and will, if consistent with the fiduciary obligations of such officer, follow any suggestions made by the Conseco representative with respect to the proposed action. During such time, the Company will cause its personnel to cooperate with personnel from Conseco in preparing for any proposed relocation by Conseco of the Company's operations following Closing. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of Conseco:

                  (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock, (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or
         (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

                  (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than upon the exercise of Company Stock Options outstanding on the date of this Agreement;

                  (iii) amend its articles of organization, By-laws or other comparable charter or organizational documents or the Rights Agreement;

                  (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

                  (v) sell, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material to the Company and its subsidiaries taken as a whole, except in the ordinary course of business;

                  (vi)(x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned subsidiary of the Company or (y) make any loans or advances to any other person, other than to the Company, or to any direct or indirect wholly-owned subsidiary of the Company and other than routine advances to employees;

                  (vii) make any tax election or settle or compromise any income tax liability that would reasonably be expected to be material to the Company and its subsidiaries taken as a whole;

                  (viii)pay,   discharge,   settle  or  satisfy  any  claims,
         liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

                  (ix) except as may be otherwise required in the Company's contractual undertakings with Transport Life Insurance Company or as may be otherwise provided in the investment guidelines to be contained in the investment advisory agreements specified in Section 5.6 hereof, invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of its assets and properties, and any cash funds currently held by it, in any investments other than cash equivalent assets or in short-term investments (consisting of United States government issued or guaranteed securities, or commercial paper rated A-1 or P-1), except (i) as otherwise required by law, (ii) as required to provide cash (in the ordinary course of business and consistent with past practice) to meet its actual or anticipated obligations or (iii) publicly-traded corporate bonds that are rated investment grade by at least two nationally recognized statistical rating organizations;

                  (x)  except as may be required by law,

                           (i) make any representation or promise, oral or written, to any employee or former director, officer or employee of the Company or any subsidiary which is inconsistent with the terms of any Benefit Plan;

                           (ii) make any  change  to,  or amend in any way,  the
                  contracts, salaries, wages, or other compensation of any employee or any agent or consultant of the Company or any subsidiary other than (a) changes or amendments that are required under existing contracts of (b) individual, routine changes or amendments that are made in the ordinary course of business and consistent with past practice and do not exceed 8%;

                           (iii) adopt,  enter into, amend,  alter or terminate,
                  partially or completely, any Benefit Plan or any election made pursuant to the provisions of any Benefit Plan, to accelerate any payments, obligations or vesting schedules under any Benefit Plan; or

                           (iv) approve any general or company-wide pay
                  increases for employees;

                  (xi) except in the ordinary course of business, modify, amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder;

                  (xii) hold any meeting of the board of directors of the Company or any subsidiary or any committee of any such board, or take any action by written consent of any such board of committee, without providing (i) written notice five days in advance of any such meeting or in advance of the date of any proposed action by written consent and
         (ii) an agenda of the specific matters intended to be considered at such meeting or a copy of the proposed written consent; provided, however, that the submission of an agenda shall not prohibit the directors from considering matters not on the agenda, if the Company made a reasonable effort to give Conseco advance notice of such matters; or

                  (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

         5.2 Conduct of Business by Conseco. Except as described in Section 5.2 of the Conseco Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, Conseco shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Conseco shall not, and shall not permit any of its subsidiaries to:

                  (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any outstanding capital stock of Conseco (other than regular quarterly cash dividends of $.0625 per share of Conseco Common Stock and regular cash dividends on the Conseco Series D Preferred Stock and the Conseco PRIDES, in each case with usual record and payment dates and in accordance with Conseco's Articles of Incorporation and its present dividend policy) or (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Conseco's outstanding capital stock (other than under the Conseco Stock Plans);

                  (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, in each case if any such action could reasonably be expected to (a) delay materially the date of mailing of the Joint Proxy Statement or,
         (B) if it were to occur after such date of mailing, require an amendment of the Joint Proxy Statement;

                  (iii) except as described in Section 3.5 of the Conseco Disclosure Schedule, acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case if any such action could reasonably be expected to (A) delay materially the date of mailing of the Joint Proxy Statement or, (B) if it were to occur after such date of mailing, require an amendment of the Joint Proxy Statement; or

                  (iv) authorize any of, or commit or agree to take any of, the foregoing actions.

         5.3 Other Actions. The Company and Conseco shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions of the Merger set forth in
Article VI not being satisfied.

         5.4 Certificates. (a) On the date the Joint Proxy Statement is first mailed to the stockholders of the Company (the "Mailing Date"), the Company shall deliver to Conseco a certificate dated as of the Mailing Date signed by its Chief Executive Officer and its Chief Financial Officer, in their capacities as officers of the Company, that the representations and warranties of the Company contained in this Agreement are true and correct on the Mailing Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time), other than such breaches of representations and warranties which in the aggregate would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

                  (b) On the Mailing Date, Conseco shall deliver to the Company a certificate dated as of the Mailing Date signed by its Chief Executive Officer and its Chief Financial Officer, in their capacities as officers of Conseco, that the representations and warranties of Conseco contained in this Agreement are true and correct on the Mailing Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time), other than such breaches of representations and warranties which in the aggregate would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Conseco and its subsidiaries taken as a whole.

         5.5 Investment Advisory Agreements. The Company agrees to enter into. and to cause each of its subsidiaries to enter into, an investment advisory agreement with Conseco Capital Management, Inc., a wholly-owned subsidiary of Conseco. Such agreements shall be effective as of the Mailing Date and shall contain terms and conditions reasonably acceptable to the parties and which are customary in investment advisory agreements.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of the Company in the manner contemplated in Section 2.10 hereof and the Conseco Stockholder Approval shall have been obtained.

                  (b) Governmental and Regulatory Consents. All required consents, approvals, permits and authorizations to the consummation of the transactions contemplated hereby by the Company and Conseco shall be obtained from (i) the Insurance Regulators in the jurisdictions set forth in Section 6.1(b) of the Disclosure Schedule, and (ii) any other Governmental Entity whose consent, approval, permission or authorization is required by reason of a change in law after the date of this Agreement, unless the failure to obtain such consent, approval, permission or authorization would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or on the validity or enforceability of this Agreement. Notwithstanding the foregoing, in the event that all governmental and regulatory consents required hereunder shall have been obtained except the approval of the Insurance Regulator of any life insurance subsidiary of the Company which does not constitute a "significant subsidiary" (within the meaning of Rule 1-02 of Regulation S-X of the SEC) of the Company (a "Non-Significant Life Subsidiary") to the transfer of control of such Non-Significant Life Subsidiary, then, subject to Article VII hereof, at any time thereafter at the option of Conseco, the parties shall take one of the following actions with respect to such Non-Significant Life Subsidiary and otherwise proceed to consummate the Merger in accordance with this Agreement: (a) place into escrow, pursuant to an escrow agreement reasonably acceptable to the parties, the outstanding shares of capital stock of such Non-Significant Life Subsidiary; such escrow agreement shall contain customary provisions concerning duties and responsibilities of the escrow agent and payment of the fees and expenses of the escrow agent and shall provide that (i) pending transfer of control of the Non-Significant Life Subsidiary to Conseco, its current Board of Directors shall retain all power to vote its shares of capital stock and to direct its business not inconsistent with this Agreement, (ii) promptly following receipt of the approval of the Insurance Regulator, control of the capital stock of such Non-Significant Life Subsidiary shall be transferred to Conseco and (iii) at any time following June 30, 1997 and prior to receipt of the Insurance Regulator's approval, Conseco may elect to terminate the escrow agreement, in which event such Non-Significant Life Subsidiary shall be liquidated and dissolved and the proceeds thereof shall be paid to Conseco; (b) cause such Non-Significant Life Subsidiary to surrender its certificate of authority to do business in its state of domicile; (c) cause such Non-Significant Life Subsidiary to commence proceedings for its liquidation and dissolution; (d) enter into an agreement for the sale and transfer of the Non-Significant Life Subsidiary to a third party; or (e) take such other action as may be mutually agreeable to the Company and Conseco.

                  (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.

                  (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use best reasonable efforts to have any such order or injunction vacated.

                  (e) NYSE Listing. The shares of Conseco Common Stock issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (f) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

         6.2 Conditions to Obligations of Conseco. The obligation of Conseco to effect the Merger is further subject to the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct on the date of this Agreement and as of the Mailing Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time), other than such breaches of representations and warranties which in the aggregate would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company shall have delivered to Conseco a certificate dated as of the Closing Date, signed by its Chief Executive Officer and its Chief Financial Officer, in their capacities as officers of the Company, to the effect set forth in this Section 6.2(a).

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and shall not have willfully or intentionally (i) breached any of its representations or warranties herein or (ii) failed to perform or satisfy any of its obligations or covenants hereunder, and Conseco shall have received a certificate dated as of the Closing Date signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

                  (c) Dissenting Shares. No more than 20% of the Shares shall have become Dissenting Shares.

         6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

                  (a)  Representations  and Warranties.  The representations and warranties of Conseco contained in this Agreement shall have been true and correct on the date of this Agreement and as of the Mailing Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time), other than such breaches of representations and warranties which in the aggregate would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Conseco and its subsidiaries taken as a whole. Conseco shall have delivered to the Company a certificate dated as of the Closing Date, signed by its Chief Executive Officer and its Chief Financial Officer, in their capacities as officers of Conseco, to the effect set forth in this Section 6.3(a).

                  (b) Performance of Obligations of Conseco. Conseco shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date and shall not have willfully or intentionally (i) breached any of its representations or warranties herein or (ii) failed to perform or satisfy any of its obligations or covenants hereunder, and the Company shall have received a certificate dated as of the Closing Date signed on behalf of Conseco by its Chief Executive Officer and its Chief Financial Officer to such effect.

                  (c) Opinion of Counsel. The Company shall have received the opinion dated the Closing Date of Fox, Rothschild, O'Brien & Frankel, counsel to the Company, (the "Tax Opinion Provider") substantially in the form of Exhibit B, to the effect that the Merger will be treated as a reorganization under Section 368 (a) (1) of the Code and that shareholders of the Company will not be subject to federal income tax on the receipt of shares of Conseco Common Stock in exchange for Shares pursuant to the Merger.

                  (d) Update Letter. Immediately prior to the mailing of the Joint Proxy Statement, the Company shall have received from DLJ an update of the opinion referred to in Section 2.12 hereof, which update shall not in any material way modify, rescind or revoke the opinion referred to in said Section 2.12.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company and the stockholders of Conseco:

                  (a)      by mutual written consent of Conseco and the Company;

                  (b)      by either Conseco or the Company:

                           (i) if, upon a vote at a duly held Stockholders Meeting or Conseco Stockholders Meeting or any adjournment thereof, any required approval of the stockholders of the Company or Conseco, as the case may be, shall not have been obtained;

                           (ii) at any time  after  December  31,  1996,  if the
                  Merger shall not have been consummated by such date, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that either party may by notice to the other extend such date to March 31, 1997 if the only conditions to closing not satisfied as of December 31, 1996 are those set forth in Sections 6.1(a), (b) or (c) hereof;

                           (iii) if any Governmental Entity shall have issued an
                  order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                           (iv) if the Board  of Directors of  the Company shall
                  have exercised its rights set forth in Section 4.9 of this Agreement;

                  (c) by Conseco if the Company does not deliver the certificate specified in Section 5.4(a); or

                  (d) by the Company if Conseco does not deliver the certificate specified in Section 5.4(b).

         7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Conseco as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Conseco or the Company, other than the last two sentences of Section 4.5 and Sections 2.13, 3.7, 4.11, 7.2 and 10.2. Nothing contained in this Section shall relieve any party from any liability resulting from any material breach of the
representations,   warranties,   covenants  or  agreements  set  forth  in  this
Agreement.

         7.3 Amendment. Subject to the applicable provisions of the IBCL and the Pennsylvania Code, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         7.4 Extension; Waiver. At any time prior to the Effective Time, each party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 7.3, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require in the case of Conseco or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                             SURVIVAL OF PROVISIONS

         8.1 Survival. The representations and warranties respectively required to be made by the Company and Conseco in this Agreement, or in any certificate, respectively, delivered by the Company or Conseco pursuant to Section 6.2 or
Section 6.3 hereof will not survive the Closing.


                                   ARTICLE IX

                                     NOTICES

         9.1 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered, telecopied or mailed, by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

         If to the Company, to:

                  American Travellers Corporation
                  3220 Tillman Drive
                  Bensalem, Pennsylvania 19020
                  Attention:  John A. Powell, Chairman of the Board
                  Telephone:  (215) 244-1600
                  Telecopy:   (215) 244-4893

         with copies to:
                  Fox, Rothschild, O'Brien & Frankel
                  2000 Market Street, Tenth Floor
                  Philadelphia, Pennsylvania  19103
                  Attention:   Ramon R. Obod
                  Telephone:   (215) 299-2036
                  Telecopy:    (215) 299-2150

         If to Conseco, to:

                  Conseco, Inc.
                  11825 N. Pennsylvania Street
                  Carmel, Indiana  46032
                  Attention:  Lawrence W. Inlow
                  Telephone:  (317) 817-6163
                  Telecopy:  (317) 817-6327

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Article IX will, if delivered personally, be deemed given upon delivery, will, if delivered by telecopy, be deemed delivered when confirmed and will, if delivered by mail in the manner described above, be deemed given on the third Business Day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.


                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Entire Agreement. Except for documents executed by the Company and Conseco pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement (including the exhibits hereto, the Disclosure Schedule, the Conseco Disclosure Schedule and other documents delivered in connection herewith) and the Confidentiality Agreement contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

         10.2 Expenses. Except as otherwise expressly provided in Section 4.11, whether or not the Merger is consummated, each of the Company and Conseco will pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby except that the expenses incurred in connection with the printing, mailing and distribution of the Joint Proxy Statement and the preparation and filing of the Form S-4 shall be borne equally by Conseco and the Company.

         10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         10.4 No Third Party Beneficiary. Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

         10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         10.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

         10.7 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Indiana, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Indiana in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Indiana.

         10.8 Headings, Gender, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) all references to "dollars" or "$" refer to currency of the United States of America; and (f) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, or other entity, enterprise, authority or business organization.

         10.9 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Company or Conseco under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Conseco and the Company, effective as of the date first written above.

                                  CONSECO, INC.


                                  By:   /s/ Stephen C. Hilbert
                                        ----------------------
                                        Stephen C. Hilbert
                                        Chairman of the Board


                                   AMERICAN TRAVELLERS CORPORATION


                                   By:   /s/ John A. Powell
                                         ------------------
                                         John A. Powell
                                         Chairman of the Board


G:\LEGAL\CHRIS\TEMP.ATC

                                    EXHIBIT A

                                                          [Closing Date]

CONSECO, INC.
11825 N. Pennsylvania Street
Carmel, IN  46032

Gentlemen:

         I have been advised that I have been identified as a possible "affiliate" of American Travellers Corporation, a Pennsylvania corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the General Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"), although nothing contained herein should be construed as an admission of such fact.

         Pursuant to the terms of an Agreement and Plan of Merger dated August 25, 1996 (the "Merger Agreement"), by and between Conseco, Inc., an Indiana corporation ("Conseco"), and the Company, the Company will be merged with and into Conseco (the "Merger"). As a result of the Merger, I will receive Merger Consideration (as defined in the Merger Agreement), including shares of Common Stock, without par value, of Conseco ("Conseco Common Stock") in exchange for shares of Common Stock $.01 par value, of the Company ("Shares") owned by me at the effective time of the Merger as determined pursuant to the Merger Agreement.

         A. In connection therewith, I represent, warrant and agree that:

                  1. I shall not make any sale, transfer or other disposition of the Conseco Common Stock I receive as a result of the Merger in violation of the Securities Act or the Rules and Regulations.

                  2. I have been advised that the issuance of Conseco Common Stock to me as a result of the Merger has been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger was submitted for a vote of the stockholders of the Company I may have been an "affiliate" of the Company and, accordingly, any sale by me of the shares of Conseco Common Stock I receive as a result of the Merger must be (i) registered under the Securities Act, (ii) made in conformity with the provisions of Rule 145 promulgated by the Commission under the Securities Act or (iii) made pursuant to a transaction which, in the opinion of counsel reasonably satisfactory to Conseco or as described in a "no action" or interpretive letter from the staff of the Commission, is not required to be registered under the Securities Act.

                  3. I have carefully read this letter and the Merger Agreement and have discussed the requirements of the Merger Agreement and other limitations upon the sale, transfer or other disposition of the shares of Conseco Common Stock to be received by me, to the extent I have felt necessary, with my counsel or with counsel for the Company.

         B. Furthermore, in connection with the matters set forth herein, I understand and agree that:

                  Conseco is under no further obligation to register the sale, transfer or other disposition of the shares of Conseco Common Stock received by me as a result of the Merger or to take any other action necessary in order to make compliance with an exemption from registration available, except as set forth in Section 4.12 of the Merger Agreement and in paragraph C below.

         C.  Conseco hereby represents, warrants and agrees that:

                  For as long as resales of any shares of Conseco Common Stock owned by me are subject to Rule 145, Conseco will use all reasonable efforts to make all filings of the nature specified in paragraph (c)(1) of Rule 144 of the Rules and Regulations.

                                                     Very truly yours,

G:\LEGAL\EXHIBITS\EXHIBITA.CNC

                                    EXHIBIT B

                                                                  [Closing Date]


American Travellers Corporation
3220 Tillman Drive
Bensalem, PA  19020

Ladies and Gentleman:

         You have requested our opinion regarding certain Federal income tax consequences of the merger (the "Merger") of American Travellers Corporation, a Pennsylvania corporation (the "Company"), with and into Conseco, Inc., an Indiana corporation ("Conseco"), pursuant to the terms of a certain Agreement and Plan of Merger by and between the Company and Conseco entered into as of August 25, 1996 (the "Agreement").

         In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement, the Joint Proxy Statement filed by the Company and Conseco with the Securities and Exchange Commission (the "SEC") on , 1996 (the "Joint Proxy Statement"), and the Registration Statement on Form S-4, as filed by Conseco with the SEC on , 1996, in which the Joint Proxy Statement was included as a prospectus, (with all amendments thereto, the "Registration Statement"). In addition, we have examined such other records, documents and instruments, as in our judgment have been necessary or appropriate and have obtained and relied upon certain representations and certifications made to us by the Company and Conseco and such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of the Company and Conseco.

         In addition to the foregoing,  in rendering our opinion we have assumed
(1) the accuracy of the statements and facts concerning the Merger set forth in the Agreement, the Joint Proxy Statement, and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Agreement, the Joint Proxy Statement, and the Registration Statement, and (3) the accuracy of (i) the representations made by Conseco, which are set forth in the Officers' Certificate delivered to us by Conseco, dated the date hereof, (ii) the representations made by the Company, which are set forth in the Officers' Certificate delivered to us by the Company, dated the date hereof and (iii) the representations make by certain shareholders of the Company in Certificates delivered to us dated the date hereof.

         Based upon the facts and statements set forth above, our examination and review of the documents and other materials referred to herein and subject to the assumptions and any qualifications set forth herein, it is our opinion that, under existing law, for Federal income tax purposes:

American Travellers Corporation
[Closing Date]

         1. The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

         2. No gain or loss will be recognized by the shareholders of the Company with respect to the shares of the common stock of Conseco received by the shareholders of the Company in the Merger.

         We express no opinion concerning any tax consequences of the Merger or any of the other transactions related thereto other than those specifically set forth herein. We call your attention to the fact that shareholders of the Company who exercise dissenters' rights will recognize gain or loss with respect to their shares of the Company's stock; and shareholders of the Company who receive cash in lieu of fractional shares of the common stock of Conseco will recognize gain or loss with respect to the cash they receive.

         The opinions set forth herein are based upon current provisions of the Code, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings, judicial decisions and administrative pronouncements in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been, or will be, sought from the Internal Revenue Service as to the Federal income tax consequences of any aspect of the Merger or any other transactions related thereto. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

                                                     Very truly yours,


G:\LEGAL\CHRIS\TAXCONS.ATC